As filed with the Securities and Exchange Commission on February 9, 2026

Registration No. 333-239116

Registration No. 333-254429

Registration No. 333-262980

Registration No. 333-269203

Registration No. 333-277704

Registration No. 333-284123

Registration No. 333-287035

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239116

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254429

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262980

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269203

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277704

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284123

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-287035

Under

The Securities Act of 1933

Generation Bio Co.

(Exact name of registrant as specified in its charter)

Delaware	81-4301284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Binney Street Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Generation Bio Co. 2017 Stock Incentive Plan, as amended

Generation Bio Co. 2020 Stock Incentive Plan

Generation Bio Co. 2020 Employee Stock Purchase Plan

Generation Bio Co. 2025 Inducement Stock Incentive Plan

(Full title of the plans)

Owen Hughes

XOMA Royalty Corporation

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

(415) 393-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Generation Bio Co. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.	Registration Statement No. 333-239116, registering (i) 479,338 shares of common stock, $0.0001 par value per share, of the Registrant (“Common Stock”) issuable under the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”); (ii) 492,732 shares of Common Stock issuable under the Registrant’s 2020 Stock Incentive Plan (the “2020 Plan”); and (iii) 48,123 shares of Common Stock issuable under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2020.
2.	Registration Statement No. 333-254429, registering (i) 187,880 shares of Common Stock issuable under the 2020 Plan and (ii) 46,970 shares of Common Stock issuable under the Registrant’s 2020 ESPP, which was filed with the SEC on March 18, 2021.
3.	Registration Statement No. 333-262980, registering (i) 227,922 shares of Common Stock issuable under the 2020 Plan and (ii) 56,980 shares of Common Stock issuable under the 2020 ESPP, which was filed with the SEC on February 24, 2022.
4.	Registration Statement No. 333-269203, registering an aggregate of (i) 246,832 shares of Common Stock issuable under the 2020 Plan and (ii) 59,505 shares of Common Stock issuable under the 2020 ESPP, which was filed with the SEC on January 12, 2023.
5.	Registration Statement No. 333-277704, registering an aggregate of (i) 277,565 shares of Common Stock issuable under the 2020 Plan and (ii) 66,218 shares of Common Stock issuable under the 2020 ESPP, which was filed with the SEC on March 6, 2024.
6.	Registration Statement No. 333-284123, registering an aggregate of (i) 276,416 shares of Common Stock issuable under the 2020 Plan and (ii) 66,980 shares of Common Stock issuable under the 2020 ESPP, which was filed with the SEC on January 3, 2025.
7.	Registration Statement No. 333-287035, registering up to 125,000 shares of Common Stock issuable under the Registrant’s 2025 Inducement Stock Incentive Plan, which was filed with the SEC on May 7, 2025.

All share numbers set forth above reflect a 1-for-10 reverse stock split of Common Stock that became effective on July 21, 2025.

On February 9, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 15, 2025 (the “Merger Agreement”), by and among the Registrant, XOMA Royalty Corporation, a Nevada corporation (“Parent”) and XRA 7 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any. The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 9, 2026.

GENERATION BIO CO.

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	President, Treasurer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.